Exhibit (a)(1)(G)

VALVOLINE INC.

IMMEDIATE ATTENTION REQUIRED

May 11, 2023

Re: Valvoline Inc. Tender Offer

Dear Participant in the Valvoline 401(k) Plan:

The enclosed tender offer materials and Direction Form require your immediate attention. Our records reflect that, as a participant in the Valvoline 401(k) Plan (the “Plan”), all or a portion of your individual account is invested in the Valvoline Common Stock Fund (the “Stock Fund”). The tender offer materials describe an offer by Valvoline Inc. (“Valvoline”) to purchase up to $1.0 billion in value of its common stock, $0.01 par value per share (the “Shares”), at a purchase price not greater than $40.00 per Share nor less than $35.00 per Share, in cash, less any applicable withholding taxes and without interest (the “Offer”). As described below, you have the right to instruct Fidelity Management Trust Company (“Fidelity”), as trustee of the Plan, concerning whether to tender Shares related to your individual account under the Plan. You will need to complete the enclosed Direction Form and return it to Fidelity’s tabulator in the enclosed return envelope (or provide directions via the Internet) so that it is RECEIVED by 4:00 p.m., New York City time, on Friday, June 2, 2023, unless the Offer is extended. If you do not complete the enclosed Direction Form and return it to Fidelity’s tabulator on a timely basis (or provide directions via the Internet), you will be deemed to have elected not to participate in the Offer and no shares related to your individual account under the Plan will be tendered.

The remainder of this letter summarizes the Offer, your rights under the Plan (including notice of a freeze on transactions that will apply to all Shares attributable to your individual account, as discussed below under “Effect of Tender on Your Account”) and the procedures for completing and submitting the Direction Form (or providing directions via the Internet). You should also review the more detailed explanation provided in the Offer to Purchase for Cash, dated May 11, 2023 (the “Offer to Purchase”), enclosed with this letter.

NOTE THAT IF YOU HOLD SHARES WITHIN THE STOCK FUND THAT ARE RELATED TO THE ASHLAND INC. LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN (“LESOP”), ANY PROCEEDS RECEIVED IN THE OFFER WITH RESPECT TO SUCH SHARES WILL BE REINVESTED IN SHARES WITHIN THE STOCK FUND AND SUCH REINVESTMENT WILL BE SUBJECT TO THE SAME RESTRICTIONS AS IMPOSED ON THE TENDERED SHARES. FURTHER NOTE THAT TENDERING SHARES IN THE OFFER THAT RELATE TO THE LESOP MAY RESULT IN YOU HAVING A LESSER NUMBER OF SHARES ATTRIBUTABLE TO YOUR ACCOUNT WITHIN THE STOCK FUND FOLLOWING THE OFFER. YOU SHOULD CONSULT YOUR OWN TAX OR FINANCIAL ADVISOR AS TO THE PARTICULAR U.S. FEDERAL INCOME TAX AND OTHER CONSEQUENCES TO YOU TENDERING SHARES PURSUANT TO THE OFFER.

Background

As described above, Valvoline has made the Offer. Valvoline will select the lowest purchase price, not greater than $40.00 per Share nor less than $35.00 per Share, that will allow it to purchase up to $1.0 billion in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). Only Shares validly tendered at purchase prices at or below the Final Purchase Price, and not properly withdrawn, will be eligible for purchase in the Offer. Valvoline reserves the right to purchase an additional number of shares in the Offer, not to exceed 2% of its outstanding

Shares (approximately 3,316,179 Shares, based on 165,808,937 Shares issued and outstanding as of May 5, 2023), subject to applicable legal requirements, without amending or extending the Offer. Subject to the terms and conditions of the Offer as set forth in the Offer to Purchase, if, based on the Final Purchase Price, all Shares properly tendered at or below the Final Purchase Price and not properly withdrawn have an aggregate value of less than $1.0 billion, Valvoline will buy all such Shares. If more than $1.0 billion in value of Shares are properly tendered at or below the final purchase price, Valvoline will purchase all Shares properly tendered on a pro rata basis, except for “odd lots,” which it will purchase on a priority basis, and conditional tenders whose condition was not met, which it will not purchase. Note, neither the odd lot priority nor the conditional tender provisions, as described in the Offer to Purchase, which are available to registered holders of Shares, will apply to Shares held by participants in the Plan.

The enclosed Offer to Purchase sets forth the terms and conditions of the Offer and is being provided to all of Valvoline’s stockholders. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase.

The Offer extends to the Shares held by the Plan. As of May 9, 2023, the Plan held approximately 2,009,000 Shares. Only Fidelity, as trustee of the Plan, can tender these Shares in the Offer. Nonetheless, as a participant in the Plan, you have the right to direct Fidelity whether or not to tender some or all of the Shares attributable to your individual account under the Plan, and at what price or prices. Unless otherwise required by applicable law, Fidelity will tender Shares attributable to participant accounts in accordance with participant instructions, and Fidelity will not tender Shares attributable to participant accounts for which it does not receive timely instructions. If you do not complete the enclosed Direction Form and return it to Fidelity’s tabulator on a timely basis, or do not provide timely directions via the Internet, you will be deemed to have elected not to participate in the Offer and no Shares attributable to your individual account will be tendered.

Limitation on Following Your Direction

The enclosed Direction Form (or directions provided via the Internet) allows you to specify the percentage of the Shares attributable to your individual account that you wish to tender and the price or prices at which you wish to tender Shares attributable to your individual account. As detailed below, when Fidelity tenders Shares on behalf of the Plan, it may be required to tender Shares on terms different than those set forth on your Direction Form (or those directions provided via the Internet).

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits the sale of Shares to Valvoline held by the Plan for less than “adequate consideration,” which is defined by ERISA for a publicly traded security as the prevailing market price on a national securities exchange. Fidelity will determine “adequate consideration” based on the prevailing or closing market price of the shares on New York Stock Exchange on or about the date the Shares are tendered by Fidelity (the “prevailing market price”). Accordingly, depending on the prevailing market price of the Shares on such date, Fidelity may be unable to follow participant directions to tender Shares to Valvoline at certain prices within the offered range.

Unless otherwise required by applicable law, Fidelity will not tender Shares attributable to participant accounts for which it has not received a timely completed Direction Form, directions via the Internet or for which it has received a direction not to tender. Fidelity makes no recommendation as to whether to direct the tender of Shares or whether to refrain from directing the tender of Shares. EACH PARTICIPANT MUST MAKE AN INDEPENDENT DECISIONS.

Confidentiality

To assure the confidentiality of your decision, Fidelity and its affiliates and agents will tabulate the Direction Forms (or directions provided via the Internet). Neither Fidelity nor its affiliates or agents will make your individual instructions or Direction Form (or directions provided via the Internet) available to Valvoline.

Procedure for Directing Trustee

If you do not properly direct the Trustee by the deadline specified, Shares will be considered NOT TENDERED. After the deadline for returning directions to Fidelity’s tabulator, Fidelity and its affiliates or agents will complete the tabulation of all directions. Fidelity will tender the appropriate number of Shares on behalf of the Plan. Any Shares attributable to your individual account that are not purchased in the Offer will remain allocated to your individual account under the Plan.

You may use the enclosed Direction Form to provide directions to the Trustee. Enclosed is a Direction Form that may be completed and returned to Fidelity’s tabulator if you would like to tender any Shares attributable to your individual account under the Plan in respect of the Offer. Please note that the Direction Form indicates the number of Shares attributable to your individual account as of May 9, 2023. However, for purposes of the final tabulation, Fidelity will apply your instructions to the number of Shares attributable to your individual account as of Monday, June 5, 2023, or as of a later date if the Offer is extended.

To properly complete your Direction Form, you must do the following:

(1)	On the face of the Direction Form, check Box 1 or 2. CHECK ONLY ONE BOX (if more than one box is checked, you will be deemed to have not tendered):

•	CHECK BOX 1 if you do not want the Shares attributable to your individual account tendered for sale in accordance with the terms of the Offer and simply want the Plan to continue holding such Shares.

•

CHECK BOX 2 in all other cases and complete the table immediately below Box 2. Specify the percentage (between 1% and 100% in whole numbers) of Shares attributable to your individual account that you want to tender at each price indicated.

You may direct the tender of Shares attributable to your individual account at different prices. To do so, you must state the percentage (between 1% and 100% in whole numbers) of Shares to be sold at each price by filling in the percentage of such Shares on the line immediately before the price. Also, you may elect to accept the Final Purchase Price, which will result in receiving a price per Share as low as $35.00 or as high as $40.00. However, you should understand that this election may lower the Final Purchase Price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $35.00 per Share, a price that is below the closing market price for the Shares on May 10, 2023, the last full trading day before announcement and commencement of the Offer, when the NYSE closing price was $38.45. Leave a given line blank if you want no Shares tendered at that particular price. The total of the percentages you provide on the Direction Form may not exceed 100%, but it may be less than 100%. If this amount is less than 100%, you will be deemed to have instructed Fidelity NOT to tender the balance of the Shares attributable to your individual account.

(2)	Date and sign the Direction Form in the space provided.

(3)

Return the Direction Form in the enclosed return envelope so that it is received by Fidelity’s tabulator at the address on the return envelope (Broadridge, Attn: Re-Organization Dept., P.O. Box 9116, Farmingdale, NY 11735)) not later than 4:00 p.m., New York City time, on Friday, June 2, 2023, unless the Offer is extended. If you wish to return the form by overnight courier, please send it to Fidelity’s tabulator at Broadridge, Attn: BCIS–VP 401K Plan Processing, 51 Mercedes Way, Edgewood, NY 11717. Direction Forms will not be accepted via facsimile.

You may also use the Internet to provide directions to the Trustee. If you wish to use the Internet to provide your directions to Fidelity, please go to www.netbenefits.com. You will be asked to enter the 16-digit control number from your Direction Form into the box directly under “Enter Control Number” and click on the “Submit” button. You will then be able to provide your direction to Fidelity on the following screen. Please note that you are not allowed to elect more than 100% between the various price choices; you will get an error message if you do so and you will be asked to make a new election. You may, however, choose to elect less than 100% between the various price choices; in such event you will be deemed to have instructed Fidelity NOT to tender the remaining percentage of the Shares attributable to your individual account and these Shares will be considered undirected. The website will be available 24 hours per day through 4:00 p.m., New York City time, on Friday, June 2, 2023.

Withdrawing a previously provided direction to the Trustee. Your direction will be deemed irrevocable unless withdrawn by 4:00 p.m., New York City time, on Friday, June 2, 2023, unless the Offer is extended. In order to make an effective withdrawal, you must submit a new Direction Form, which may be obtained by calling Fidelity at 1-800-835-5097. Upon receipt of a new, completed and signed Direction Form, your previous direction under your previously submitted Direction Form will be deemed canceled. You may also direct the re-tendering of any Shares attributable to your individual account by obtaining an additional Direction Form from Fidelity, or by providing new directions via the Internet, and repeating the previous instructions for directing tender as set forth in this letter.

Effect of Tender on Your Account

If you direct Fidelity to tender some or all of the Shares attributable to your individual account, as of 4:00 p.m., New York City time, on Monday, June 5, 2023, certain transactions involving the Stock Fund attributable to your individual account, including all exchanges out, loans, withdrawals and distributions, will be prohibited until all processing related to the Offer has been completed, unless the Offer is terminated (except as described below in the event that the Offer is extended). We currently anticipate that this freeze on transactions will last until approximately the week of June 19, 2023. This freeze on transactions will apply to ALL Shares attributable to your individual account, even if you elect to tender less than 100% of the Shares attributable to your individual account. (Balances in the Stock Fund will be utilized to calculate amounts eligible for loans and withdrawals throughout this freeze on the Stock Fund).

In the event that the Offer is extended, the freeze on transactions involving the Stock Fund will, if feasible, be temporarily lifted until three days prior to the new completion date of the Offer, as extended, at which time a new freeze on these transactions involving the Stock Fund will commence. You can call Fidelity at 1-800-835-5097 to obtain updated information on expiration dates, deadlines and Stock Fund freezes.

If you directed Fidelity NOT to tender any of the Shares attributable to your account or you did not provide directions in a timely manner, you will continue to have access to all transactions normally available to the Stock Fund, subject to Plan rules.

You should be aware that the timing for payment of Shares tendered through the Plan may be different than the payment timing for Shares tendered in the Offer through the letter of transmittal process, as described in the Offer to Purchase.

Investment of Proceeds

For any Shares in the Plan that are tendered and purchased by Valvoline, Valvoline will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.

Fidelity will invest proceeds received with respect to Shares (other than Shares related to the LESOP) attributable to your account in the PIMCO Stable Income Fund—Class I (or another similar fund within the Plan) as soon as administratively possible after receipt of proceeds. Once the cash is invested in the PIMCO Stable Income Fund—Class I (or another similar fund within the Plan) you will be free to change your investment election in accordance with the Plan terms. Note that proceeds received with respect to Shares related to LESOP will be reinvested in Shares within the Stock Fund and such reinvestment will be subject to the same restrictions as imposed on the tendered Shares. FURTHER NOTE THAT TENDERING SHARES IN THE OFFER THAT RELATE TO THE LESOP MAY RESULT IN YOU HAVING A LESSER NUMBER OF SHARES ATTRIBUTABLE TO YOUR ACCOUNT WITHIN THE STOCK FUND FOLLOWING THE OFFER. YOU SHOULD CONSULT YOUR OWN TAX OR FINANCIAL ADVISOR PRIOR TO YOU TENDERING SHARES PURSUANT TO THE OFFER.

Fidelity anticipates that the processing of participant accounts will be completed approximately five to seven business days after receipt of these proceeds. You may call Fidelity at 1-800-835-5097 or log on to www.netbenefits.com after the reinvestment is complete to learn the effect of the tender on your account or to have the proceeds from the sale of Shares which were invested in the PIMCO Stable Income Fund—Class I (or another similar fund within the Plan) invested in other investment options offered under the Plan.

Shares Outside the Plan

If you hold Shares outside of the Plan, you will receive, under separate cover, Offer materials to be used to tender those Shares. Those Offer materials may not be used to direct Fidelity to tender or not tender the Shares attributable to your individual account under the Plan. Likewise, the tender of Shares attributable to your individual account under the Plan will not be effective with respect to Shares you hold outside of the Plan. The direction to tender or not tender Shares attributable to your individual account under the Plan may only be made in accordance with the procedures set forth in this letter. Similarly, the enclosed Direction Form may not be used to tender Shares held outside of the Plan.

Tax Implications

While you will not recognize any immediate tax gain or loss as a result of the tender and sale of any Shares attributable to your account in the Plan, the tax treatment of future distributions from the Plan may be impacted. Tender offer proceeds will be subject to all applicable taxes at the time you receive a distribution from the Plan. You should consult your own tax advisor as to the particular U.S. federal income tax consequences to you tendering Shares pursuant to the Offer and the applicability and effect of any state, local or foreign tax laws and other tax consequences with respect to participating in the Offer.

Additional Information

If you require additional information concerning the procedures to tender Shares attributable to your individual account under the Plan, please contact Fidelity at 1-800-835-5097. If you require additional information concerning the terms and conditions of the Offer, please call Georgeson LLC, the information agent of the Offer, toll free at (888) 642-8066.

Sincerely,

Fidelity Management Trust Company